Exhibit 99.1

Schnitzer Provides Preliminary Results for Fourth Quarter of Fiscal 2017

─ Fourth Quarter and Fiscal Year-End Earnings Conference Call October 24, 2017 11:30 a.m. Eastern ─

PORTLAND, Ore.--(BUSINESS WIRE)--September 27, 2017--Schnitzer Steel Industries, Inc. (Nasdaq: SCHN) today announced preliminary results for its fourth quarter of fiscal 2017 ended August 31, 2017. Schnitzer expects fourth quarter earnings per share from continuing operations to be in the range of $0.62 - $0.65. Adjusted earnings per share are expected to be in the range of $0.60 - $0.63. For the fourth quarter of fiscal 2016, reported earnings per share were $0.59 and adjusted earnings per share were $0.60, both of which included a benefit of $0.21 per share from an insurance reimbursement of $6 million. For a reconciliation of adjusted results to U.S. GAAP, see the table provided in the Non-GAAP Financial Measures section.

In the fourth quarter of fiscal 2017, Schnitzer completed the previously announced integration of its steel manufacturing and Oregon metals recycling operations into a single operating segment, Cascade Steel and Scrap (CSS). As a result, our Auto and Metals Recycling (AMR) performance now excludes the Oregon metals recycling operations. This change in operating segments is reflected in the preliminary results for the fourth quarter of fiscal 2017 presented below and comparable prior period information has been recasted to reflect this change. Additional recasted historical financial information will be provided at the time of our fourth quarter earnings release. Recasting this historical information does not have an impact on the consolidated financial performance of the Company for any of the periods presented.

AMR is expected to generate operating income in the range of $23 - $24 million and operating income per ferrous ton in the range of $27 - $28 for the fourth quarter of fiscal 2017 which compares favorably to operating income of $19 million and operating income per ferrous ton of $23 in the fourth quarter of 2016. Operating income per ferrous ton in the fourth quarter of fiscal 2017 was adversely impacted by sharply higher ferrous market prices in August which led to increases in the cost of raw materials, compressing margins on shipments contracted earlier in the quarter. Average ferrous net selling prices are expected to increase approximately 25% compared to last year's fourth quarter, and ferrous sales volumes are expected to be approximately 7% higher. Average nonferrous net selling prices are expected to increase approximately 7% from the prior year quarter, and nonferrous sales volumes are expected to be 8% higher.

CSS is expected to generate operating income of approximately $8 million for the fourth quarter of fiscal 2017, including a gain on sale of an Oregon metals recycling joint venture investment of approximately $1 million. This compares favorably to the prior year fourth quarter operating income for CSS of $3 million, which included an asset impairment charge of $2 million in the steel manufacturing operations. Operating performance in the fourth quarter of fiscal 2017 primarily reflects the benefits from higher shipments of finished steel products, an expansion of finished steel metal spreads and productivity improvements, including initial synergies from the integration with the Oregon metals recycling operations. CSS's average finished steel selling prices are expected to increase approximately 7%, and finished steel sales volumes are expected to increase approximately 20% compared to the prior year fourth quarter.

For fiscal 2017, total ferrous volumes, including external sales by AMR and CSS, and transfers to our steel mill, are expected to increase by 10% compared to fiscal 2016. AMR’s operating income per ferrous ton is expected to be $29 on a reported and adjusted basis for fiscal 2017 compared to reported operating income per ton of $8 and adjusted operating income per ton of $16 in fiscal 2016.

Consolidated financial performance in the fourth quarter is expected to include Corporate expense of approximately $10 million, an increase compared to the prior year quarter primarily due to the $6 million insurance reimbursement in the fourth quarter of fiscal 2016. For fiscal 2017, the Company’s effective tax rate is expected to be approximately 2.7%.

For the fourth quarter, the Company expects to report operating cash flow of approximately $49 million. Total debt was $145 million as of August 31, 2017 which is a reduction of $39 million, or 21%, compared to May 31, 2017. Debt, net of cash, was $138 million as of August 31, 2017 which is a reduction of $31 million, or 19%, compared to May 31, 2017. For a reconciliation of debt, net of cash, see the table provided in the Non-GAAP Financial Measures section.

The preliminary, unaudited information provided above is based on the Company’s current estimate of its financial results for the fourth quarter and fiscal year ended August 31, 2017 and remains subject to change based on management’s ongoing review of the Company’s fourth quarter financial results and the completion of the Company’s annual audit.

The Company will report the financial results for its fourth quarter and fiscal year ended August 31, 2017, on Tuesday, October 24, 2017. The Company will webcast a conference call to discuss these results at 11:30 a.m. Eastern time on the same day. The webcast of the call and the accompanying slide presentation may be accessed on Schnitzer’s website under the Investor section Event Calendar at www.schnitzersteel.com/events. The call will be hosted by Tamara L. Lundgren, President and Chief Executive Officer, and Richard D. Peach, Senior Vice President, Chief Financial Officer and Chief of Corporate Operations.

Replay Information

Toll Free Dial: (855) 859-2056

Toll Free International Dial: (404) 537-3406

Conference ID: 74679936

Replay Available: 10/24/2017 to 10/29/2017

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in North America. Schnitzer has seven deep water export facilities operating facilities located in 23 states, Puerto Rico and Western Canada. The Company's vertically integrated operating platform includes retail auto parts stores which sell recycled auto parts and receive approximately 5 million annual customer visits. The Company’s electric arc furnace mill in McMinnville, Oregon produces finished steel products, including rebar, wire rod and other specialty products using recycled metal as its primary raw material. The Company began operations in 1906 in Portland, Oregon.

Non-GAAP Financial Measures

This press release contains expected performance based on adjusted diluted earnings per share from continuing operations attributable to SSI and adjusted AMR operating income, which are a non-GAAP financial measures as defined under SEC rules. As required by SEC rules, the Company has provided reconciliations of these measures for each period discussed to the most directly comparable U.S. GAAP measure. Management believes that presenting non-GAAP financial measures provides a meaningful presentation of our results from business operations excluding adjustments for goodwill impairment charges, other asset impairment charges net of recoveries, restructuring charges and other exit-related activities, recoveries related to the resale or modification of previously contracted shipments, and the income tax expense (benefit) associated with these adjustments, items which are not related to underlying business operational performance, and improves the period-to-period comparability of our results from business operations. Adjusted operating results in fiscal 2015 excluded the impact of the resale or modification of the terms, each at significantly lower prices due to sharp declines in selling prices, of certain previously-contracted bulk shipments for delivery during fiscal 2015. Recoveries resulting from settlements with the original contract parties, which began in the third quarter of fiscal 2016, are reported within selling, general and administrative expense in the quarterly statements of operations and are also excluded from these measures. Further, management believes that debt, net of cash is a useful measure for investors because, as cash and cash equivalents can be used, among other things, to repay indebtedness, netting this against total debt is a useful measure of our leverage. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Diluted Earnings Per Share From Continuing Operations Attributable to SSI

	4Q17		4Q16
	Low	High
Income per share from continuing operations attributable to SSI	$0.62	$0.65	$0.59
Other asset impairment charges (recoveries), net, per share	—	—	0.08
Restructuring charges and other exit-related activities, per share	—	—	(0.04)
Recoveries related to the resale or modification of previously contracted shipments, per share	(0.01)	(0.01)	(0.02)
Income tax expense (benefit) allocated to adjustments, per share(1)	—	—	(0.01)
Adjusted diluted earnings per share from continuing operations attributable to SSI(2)	$0.60	$0.63	$0.60
(1) Income tax allocated to the aggregate adjustments reconciling reported and adjusted diluted earnings per share from continuing operations attributable to SSI is determined based on a tax provision calculated with and without the adjustments.
(2) May not foot due to rounding.

Auto and Metals Recycling Adjusted Operating Income and Adjusted Operating Income per Ferrous Ton

	Fiscal
AMR operating income:	2017	2016
($ in millions)
Operating income	$91	$23
Goodwill impairment charge	—	9
Other asset impairment charges (recoveries), net	—	16
Recoveries related to the resale or modification of previously contracted shipments	(1)	(1)
Adjusted AMR operating income(1)	$90	$48

AMR operating income per ferrous ton:
Operating income per ferrous ton	$29	$8
Adjusted operating income per ferrous ton	$29	$16
(1) May not foot due to rounding.

Debt, Net of Cash
The following is a reconciliation of debt, net of cash (in thousands):

	May 31, 2017	August 31, 2017
Total debt	$184,443	$145,124
Less: cash and cash equivalents	15,209	7,287
Total debt, net of cash	$169,234	$137,837

Forward-Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references in this press release to “we,” “our,” “us,” “Company,” “Schnitzer,” and “SSI” refer to Schnitzer Steel Industries, Inc. and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs and strategies regarding the future, which may include statements regarding trends, cyclicality and changes in the markets we sell into; the Company's outlook, growth initiatives or expected results or objectives, including pricing, margins, sales volumes and profitability; strategic direction or goals; targets; changes to manufacturing and production processes; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions and credits; the realization of deferred tax assets; planned capital expenditures; liquidity positions; ability to generate cash from continuing operations; the potential impact of adopting new accounting pronouncements; obligations under our retirement plans; benefits, savings or additional costs from business realignment, cost containment and productivity improvement programs; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “outlook,” “target,” “aim,” “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “will,” “should,” “could,” “opinions,” “forecasts,” “projects,” “plans,” “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases, presentations and on public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K, as supplemented in “Item 1A. Risk Factors” in Part II of subsequent Quarterly Reports on Form 10-Q. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site or other locations; the cyclicality and impact of general economic conditions; instability in international markets; volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; imbalances in supply and demand conditions in the global steel industry; the impact of goodwill impairment charges; the impact of long-lived asset and cost and equity method investment impairment charges; the inability to sustain the benefits or cost reductions associated with productivity improvement and restructuring initiatives; difficulties associated with acquisitions and integration of acquired businesses; customer fulfillment of their contractual obligations; changes in the relative value of the U.S. dollar; the impact of foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under our bank credit agreement; the impact of the consolidation in the steel industry; inability to realize expected benefits from investments in technology; freight rates and the availability of transportation; the impact of equipment upgrades, equipment failures and facility damage on production; product liability claims; the impact of legal proceedings and legal compliance; the adverse impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of one or more cybersecurity incidents; costs associated with compliance with environmental regulations; inability to obtain or renew business licenses and permits or renew facility leases; compliance with greenhouse gas emission regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations:
Alexandra Deignan, 646-278-9711
ir@schn.com
www.schnitzersteel.com